Exhibit 99.4
FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS
AMPCO-PITTSBURGH CORPORATION
Units
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Ampco-Pittsburgh Corporation
   , 2020
To Our Clients:
Enclosed for your consideration are a prospectus, dated    , 2020 (the “Prospectus”), and the “Instructions as to Use of Ampco-Pittsburgh Corporation Non-Transferable Subscription Rights Certificates” relating to the rights offering by Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Company”), of units (the “Units,” and each, a “Unit”), each unit consisting of one share of the Company’s common stock, par value $1.00 per share (the “Common Stock”) and a Series A warrant exercisable to acquire     shares of Common Stock at an exercise price of $    (the “Warrants,” and each, a “Warrant”). In the rights offering, the Company is offering the rights to purchase an aggregate of up to     of Units, as described in the Prospectus. The subscription rights, Units, Common Stock and Warrants are described in the Prospectus.
In the rights offering, the Company is offering the rights to purchase an aggregate of up to of Units, as described in the Prospectus. The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on September 16, 2020 (as it may be extended, the “Expiration Date,” and such time, the “Expiration Time”).
As described in the Prospectus, each holder of Common Stock will receive one subscription right, which entitles holders of Common Stock as of the record date of 5:00 p.m. (Eastern time) on August 17, 2020 (the “Record Date”), to a basic right (a “Basic Subscription Right”). Each Basic Subscription Right will allow such holder to purchase a number of Units equal to the number of shares of Common Stock held by that holder as of the Record Date and an over-subscription privilege (an “Over-Subscription Privilege”) which will be exercisable only if holder exercises his Basic Subscription Right in full and will entitle holder to purchase additional Units for which other rights holders do not subscribe, subject to pro rata allocation of those additional Units to participating rights holders in proportion to the number of Units subscribed under the Over-Subscription Privilege. Fractional Units will not be sold.
You will be required to submit payment in full for all the Units you wish to buy in the rights offering. If you wish to maximize the number of Units you may purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the estimated subscription price for the maximum number of Units available to you, assuming that no shareholder other than you has purchased any Units pursuant to the Basic Subscription Rights and Over-Subscription Privilege. The Company will eliminate fractional Units resulting from the exercise of the Over-Subscription Privilege by rounding down to the nearest whole number, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be promptly returned, without interest or deduction.
The Company can provide no assurances that you will actually be entitled to purchase the number of Units subscribed for pursuant to the exercise of your Over-Subscription Privilege in full at the expiration of the rights offering. Subject to the ownership limitation described below, the Company will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of units available, however, the Company will allocate the available units pro rata among the rights holders in proportion to the number of over-subscription units for which they have subscribed. Broadridge Corporate Issuer Solutions, Inc., which will act as the subscription agent in connection with this offering will determine the over-subscription allocation based on the formula described above. To the extent a holder’s aggregate subscription payment for the actual number of unsubscribed units available to the holder pursuant to the over-subscription privilege is less than the amount actually paid in connection with the exercise of the over-subscription privilege, the holder will be allocated only the number of unsubscribed units available to the holder, and any excess subscription payment will be promptly returned to the holder, without interest or deduction, after the expiration of this offering. See the discussion under the heading “The Rights Offering —Over-Subscription Privilege” in the Prospectus.

The Subscription Rights are evidenced by a Non-Transferable Subscription Rights Certificate issued to shareholder of record and will cease to have any value after the Expiration Time.
THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY THE COMPANY IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.
Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.
If you wish to have us, on your behalf, exercise the Subscription Rights for Units to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.
Your Beneficial Owner Election form to us should be forwarded as promptly as possible in order to permit us to exercise your Subscription Rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Time. Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form. Once you have exercised your Subscription Rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights.
Additional copies of the enclosed materials may be obtained from D.F. King, the information agent, by telephone at (212) 269-5550 (bankers and brokers) or (800) 290-6432 (all others) or by email at AP@dfking.com. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.